EXHIBIT 99

MESTEK, INC.

         260 North Elm Street, Westfield, MA 01085 (413) 568-9571 www.mestek.com

Contact: John E. Reed

Westfield Massachusetts                                                                                                                                                                               (413) 568-9571
May 24, 2004

        On May 20, 2004, Met-Coil Systems Corporation (“Met-Coil”) a second-tier subsidiary of Mestek, Inc. (the “Mestek”) and Mestek jointly proposed a First Amended Chapter 11 Plan of Reorganization (the “Amended Plan”) for Met-Coil in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). Met-Coil filed a voluntary petition for relief under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the Bankruptcy Court on August 26, 2003. Met-Coil has remained in possession of its assets and properties, and continues to operate its businesses and manage its properties as a “debtor-in-possession” pursuant to sections 1107(a) and 1108 of the Bankruptcy Code.

        The Amended Plan provides for the classification of claims and interests of those claiming to be creditors of Met-Coil or otherwise claiming to have an interest in the bankruptcy estate of Met-Coil, and provides for how these classes of claims and interests will be treated upon confirmation of the Amended Plan. The Amended Plan proposes settlement of various legal actions which have been commenced against Met-Coil, Mestek and others with respect to the alleged release of trichloroethylene (“TCE”) into the soils, groundwater or air in or around Met-Coil’s Lockformer Company facility in Lisle, IL and contemplates the issuance of a “channeling injunction”, whereby future claims relating to personal injury allegedly from such releases of TCE, asserted by persons who resided in a certain geographic area to the south of the facility in Lisle, IL, would be “channeled” to a trust fund to be established for such claims. This trust fund will be administered by an independent trustee, with power to mediate, adjudicate and, if necessary, litigate claims.

        The total cost of funding the proposed Amended Plan has not been definitively determined at this time, however, assuming that the Amended Plan is confirmed substantially in accordance with its terms and without material reconsideration or revision, estimates of the funding requirements, as well as estimates of expected insurance recoveries from current settlements with historic insurers of the Lockformer facility, lead Mestek management to believe that no additional reserves, beyond those set forth in Mestek’s most recent Quarterly Report on Form 10-Q for the period ended March 31, 2004, are required to be taken at this time.

        While believing that the Plan as submitted is fair to all parties, obviously Mestek does not know whether this Amended Plan will be confirmed as presently proposed or how long the confirmation process will take. The Bankruptcy Court has schedule a hearing for approval of the Disclosure Statement in support of the Amended Plan for June 22, 2004. If the Disclosure Statement is approved on June 24, 2004, the Amended Plan will be sent to all creditors who are entitled to vote in favor of or against the Plan.

        John E Reed, Chairman and CEO of Mestek, indicated as follows:

        We are pleased to propose this Amended Plan of Reorganization with Met-Coil to the Bankruptcy Court. This proposed Amended Plan represents considerable negotiation over the past eight months with the various stakeholders in the bankruptcy case. Not all negotiations are complete at this time; however Mestek and Met-Coil are optimistic about the Amended Plan’s chances for confirmation substantially in accordance with the terms proposed, given the negotiations and tentative settlements which have already taken place or been achieved and our belief that the Amended Plan is fair. We believe that this Amended Plan, if confirmed, will represent a very significant milestone in Met-Coil’s efforts to achieve closure with respect to the environmental difficulties that it has been managing for several years. Ongoing site remediation at the facility and off-site hook up to municipal water supplies for properties previously served by wells are expected to continue beyond any plan confirmation and Met-Coil believes it has adequately reserved for the costs associated with these efforts. Mestek and Met-Coil hope that the actions contemplated by the Amended Plan as well as the ongoing remediation activity will result in a satisfactory conclusion to all concerned within the Lisle, IL area with respect to these environmental difficulties, as well as to the employees, customers and suppliers of Met-Coil generally.

        Bankruptcy law does not permit solicitation of acceptances of the Amended Plan until the Bankruptcy Court approves the applicable Disclosure Statement relating to the Amended Plan as providing adequate information of a kind, and in sufficient detail, as far as is reasonably practicable in light of the nature and history of Met-Coil and the condition of Met-Coil’s books and records, that would enable a hypothetical reasonable investor typical of the holder of claims or interests of the relevant class to make an informed judgment about the Plan. Accordingly, the disclosure contained in this news release is not intended to be, nor should it be construed as, a solicitation for a vote on the Amended Plan. Met-Coil will emerge from Chapter 11 if and when the Amended Plan or some other plan receives the requisite stakeholder approval and is confirmed by the Bankruptcy Court.

        This news release contains forward-looking statements, which are subject to inherent uncertainties which are difficult to predict, and may be beyond the ability of Mestek to control.

        Certain statements in this news release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, that are not historical facts but rather reflect Mestek’s current expectations concerning future results and events. The words “believes,” “expects,” “intends,” “plans,” “anticipates,” “hopes,” “likely,” “will,” and similar expressions identify such forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Mestek (or entities in which Mestek has interests), or industry results, to differ materially from future results, performance or achievements expressed or implied by such forward-looking statements.

        Readers are cautioned not to place undue reliance on these forward-looking statements which reflect management’s view only as of the date of this news release. Mestek undertakes no obligation to publicly release the result of any revisions to these forward-looking statements which may be made to reflect events or circumstance after the date hereof or to reflect the occurrence of unanticipated events, conditions or circumstances.